Deloitte & Touche LLP

First National Tower

1601 Dodge Street, Suite 3100

Omaha, Nebraska 68102

Independent Auditors' Report

The Shareholders and Board of Directors

Bridges Investment Fund, Inc.:

In planning and performing our audit of the financial statements of Bridges Investment Fund, Inc. (the "Fund") for the year ended December 31, 2002 (on which we have issued our report dated January 16, 2003), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of Bridges Investment Fund, Inc., and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than those specified parties.

Deloitte & Touche LLP

Omaha, Nebraska

January 16, 2003